Exhibit 10.13

ARTICLE 1	THE TRANSACTION	1

1.1	Sale and Purchase of the Shares	1

1.2	Purchase Price	2

1.3	Transfer Taxes	2

1.4	Transfer Taxes	2

1.5	Payment of Purchase Price at Closing	2

1.6	Assumed Liabilities	2

ARTICLE 2	REPRESENTATIONS AND WARRANTIES OF SELLER AND TARGET	3

2.1	Organization	4
2.2	Capitalization and Ownership	4

2.3	No Subsidiaries	4

2.4	Title to Shares	4

2.5	Qualification; Location of Business and Assets	4

2.6	Authorization and Enforceability	4

2.7	Books and Records.	5

2.8	No Conflict; No Violation of Laws or Agreements	5

2.9	Financial Statements	5

2.10	No Undisclosed Liabilities	6

2.11	No Changes	6

2.12	Taxes	8

2.13	Inventory	8

2.14	Accounts Receivable	9

2.15	Litigation and Claims	9

2.16	Material Contracts	9

2.17	Environmental Matters	10

2.18	Compliance with Laws	11

2.19	Consents	11

2.20	Real Property	11

2.21	Personal Property	12

2.22	Intellectual Property	12

2.23	Transactions with Related Parties	12

2.24	Employees; Officers and Directors	13

2.25	Labor Relations	13

2.26	Insurance	13

2.27	Employee Benefit Plans	13

2.28	Customers	14

2.29	Accounts; Lockboxes and Safe Deposit Boxes	14

2.30	Brokerage	15

2.31	Disclosure	15

ARTICLE 3	REPRESENTATION AND WARRANTIES OF BUYER	15

3.1	Organization; Qualification; Authority and Enforceability	15

3.2	No Conflict; No Violation of Laws or Agreements	15

3.3	Consents	16

3.4	Litigation and Claims	16

3.5	Investment Intent	16

3.6	Broker	16

ARTICLE 4	CERTAIN OBLIGATIONS OF SELLERS	16

4.1	Conduct of Business Pending Closing	16

4.2	Ordinary Course	17

4.3	Preservation of Businesses	17

4.4	Insurance	17

4.5	Cooperation	17

4.6	Access, Information, and Documents	18

4.7	Acquisition Proposals	18

ARTICLE 5	CONDITIONS TO CLOSING	18

5.1	Conditions Precedent to Obligations of Seller	18

5.2	Conditions Precedent to the Obligations of Buyer	19

ARTICLE 6	DELIVERIES AND PROCEEDINGS AT CLOSING	20

6.1	Closing Deliveries by Seller	20

6.2	Deliveries By Buyer	20

ARTICLE 7	TERMINATION	21

7.1	Termination of Agreement	21

7.2	Effect of Termination	21

ARTICLE 8	CERTAIN ADDITIONAL COVENANTS	22

8.1	Costs and Expenses	22

8.2	No Solicitation	22

8.3	Employees	22

8.4	Tax Matters	22

8.5	Confidentiality	22

8.6	Litigation	22

ARTICLE 9	INDEMNIFICATION	23

9.1	Survival	23

9.2	Indemnification by Seller	23

9.3	Indemnification by Buyer	24

9.4	Materiality	24

9.5	Limitations	24

9.6	Notice and Opportunity to Defend	24

9.7	Reimbursement	25

9.8	Adjustments to Indemnification Payments	25

9.9	No Other Representations, Etc.; Rescission	26

9.10	Sole and Exclusive Remedy	27

9.11	Survival of Indemnification Obligations	27

ARTICLE 10	GENERAL	27

10.1	Notices	27

10.2	Successors and Assigns	28

10.3	Construction	28

10.4	Governing Law	29

10.5	Headings	29

10.6	Counterparts	29

10.7	Further Assurances	29

10.8	Course of Dealing	29

10.9	Severability	29

10.10	Entire Agreement	30

LIST OF EXHIBITS

Exhibit	A Definitions

Exhibit	B Confidentiality and Non-disclosure Agreement

Exhibit	C Non-Competition Agreement

                                                               LIST OF SCHEDULES

Schedule :	Title of Document/Instrument/Records

1-6(a)	Account Payable
1-6(b)	Purchase Orders (Unfilled)
1-6(e)	Other Liabilities/Commitments
2-2	Stock Ledger
2.5	Locations of Business Establishments
2.8	Records of Compliance
2.9	Financial Statements
2.11	Transactions Since 12/31/2012
2.12	Tax Returns of 2009, 2010, 2011
2.13	Inventory (Secured Assets Noted)
2.14	Accounts Receivable (Secured A/R Noted)
2.15	Litigation Reports
2.16(a)	Contracts and Performance Records
2.18	Leal Compliance Records
2.19	Contracts in Dispute
2.21	Personal Property Schedule
2.22	Intellectual Property Rights
2.23	Transactions with Related Parties
2.24	Employee Compensation Schedule
2.25	Labor Activities and Insurances
2.26	Insurances
2.27	Benefit Plan
2.29	Accounts and Banking Facilities
2.30	Brokerage Contract (Sunbelt of Pasadena)
4.7	Potential Buyers (NDA Executed)
6.1(a)(v)	Officers and Directors Re-appointed
8.3	Employees Re-hired

STOCK PURCHASE AGREEMENT

By and Among

WESTERN PRINCIPAL PARTNERS LLC

 AS BUYER

And

INTERNET MEDIA SERVICES, INC

AS SELLER

And

RAYMOND MEYERS

AS MANAGEMENT INDEMNITOR

Of

LEGAL STORE.COM, INC.

Dated as of March 8, 2013

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of March 8, 2013 by and among WESTERN PRINCIPAL PARTNERS LLC, a California Limited Liability Company (“Buyer”), INTERNET MEDIA SERVICES, INC., a Delaware Corporation (“Seller”), LEGAL STORE.COM., INC. a Delaware Corporation, located at 1507 7th Street #425, Santa Monica, CA 90401 (“Target”), and Raymond Meyers, an individual residing at 4553 Glencer Ave. #325 Marina Del Ray, CA 90292 (“Management Indemnitor”).

 BACKGROUND:

Seller owns all of the issued and outstanding shares of capital stock of Target (the “Shares”), and Management Indemnitor owns approximately 9 million of the outstanding shares of capital stock of the Seller.

Target sells legal supplies to legal firms and institutions distributed through the Target’s website throughout the United States (the “Business”), and Management Indemnitor is the President of Target.

Buyer desires to purchase (directly or indirectly through a wholly owned subsidiary) from Seller, and Seller desires to sell, transfer and deliver to Buyer, all of the Shares on the terms and conditions of this Agreement.

All capitalized (and as noted herein, some un-capitalized) words and phrases used in this Agreement (including the Schedules and Exhibits annexed hereto) have the meanings specified in Exhibit A hereto (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

In consideration of the foregoing, the mutual representations, warranties and covenants set forth in this Agreement, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

THE TRANSACTION

1.1 Sale and Purchase of the Shares.   Upon the terms and subject to the conditions contained in this Agreement, at the Closing:

(a) Seller shall sell, transfer, assign and convey all rights, title and interest in and to the Shares to Buyer (or to such wholly-owned subsidiary as Buyer may designate in writing to Seller prior to the Closing (the “Designated Subsidiary”)) and Seller shall deliver to Buyer (or its Designated Subsidiary) a stock certificate or certificates representing all of the Shares, duly endorsed in blank or with duly executed stock powers attached, in proper form for transfer, with all signatures guaranteed and with appropriate transfer stamps, if any, affixed and free and clear of any Lien; and

(b) Buyer (or its Designated Subsidiary) shall purchase, acquire and accept from Seller all rights, title and interest in and to the Shares.

1.2 Purchase Price.  The aggregate consideration for the Shares is Two Hundred and Ten Thousand US Dollars (US$210,000), payable in the manner described in Section 1.5 subject to adjustment as set forth in Section 1.5 (the “Purchase Price”).

1.3 Transfer Taxes.  Seller shall pay all stock transfer taxes or stamp duties resulting from the transactions contemplated hereby.

1.4 Closing Time and Place; Effective Date.   The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 350 South Grand Avenue Suite 2250, Los Angeles, California at 12:00 noon on March 8, 2013, or at such other place or such earlier time as the parties to this Agreement may mutually agree.  The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”  For accounting purposes, the Closing shall be effective as of March 8, 2013.

1.5 Payment of Purchase Price at Closing.   At the Closing, Buyer shall pay to Seller, by wire transfer of immediately available funds to an account specified to Buyer, Ninety Five  Thousand US Dollars (US$95,000.) plus the assumption of Target’s obligations not to exceed One Hundred and Fifteen Thousand US Dollars (US$115,000.).

1.6 Assumed Liabilities.  Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agree to pay, honor and discharge when due and payable (unless being contested by Buyer in good faith upon the prior written consent of Seller, which consent shall not be unreasonably withheld) the following liabilities relating to the operation of the Business or the ownership of the Purchased Assets, excluding the Excluded Liabilities, provided, however, that Buyer may elect to effect payments on such Assumed Liabilities, in whole or in part, to the respective third party creditors at Closing (collectively, the “Assumed Liabilities”):

(a) accounts payable of Seller relating to the Business which are unpaid on the Closing Date and accrued as current liabilities, including accounts payable relating to projects and orders completed by Seller prior to the Closing Date, in each case as listed on Schedule 1.6(a) (“Accounts Payable”) provided that such Accounts Payable relate to obligations made in the ordinary course of business of the Business and have not been accelerated;

(b) all of the obligations, covenants, commitments and undertakings under the open purchase orders, as listed on Schedule 1.6(b);

(c) all of the obligations, covenants, commitments and undertakings arising under the Assumed Contracts that relate to any period after the Closing, including, without limitation, Seller’s obligations, covenants, commitments and undertakings with respect to customer deposits, but only to the extent such Assumed Contracts were effectively assigned and transferred to Buyer pursuant to the provisions hereof;

(d) all of the obligations, commitments and undertakings with regard to the Acquired Employees, as expressly set forth in Section 2.24; and

(e) those other liabilities, obligations and commitments as listed on Schedule 1.6(e).

(f) Closing Net Book Value.  As soon as practicable but no later than forty-five (45) days after the Closing Date, Seller shall deliver to Buyer a balance sheet of Target as of March 8, 2013 prepared in accordance with GAAP, on a basis consistent with past practice (the “Closing Balance Sheet”), and shall certify to Buyer the Net Book Value at March 8, 2013.  The Closing Balance Sheet delivered in accordance with this Section  will be final, binding, and conclusive upon Seller and Buyer and will be used to determine the post closing purchase price adjustment, if any.

(g) Cooperation.  Buyer will provide Seller and Seller’s accountants with reasonable access to the records and personnel of Target in order to obtain all information needed to establish the Closing Balance Sheet; provided that Seller and Seller’s accountants do not unduly interfere with the operations of Target.  Seller shall cause Seller’s accountants to make its work papers with respect to such Closing Balance Sheet available to Buyer and Buyer’s accountants as soon as practicable, and no later than five (5) days following delivery of the Closing Balance Sheet to Buyer.

(h) Disputes.  If Buyer disagrees in good faith with all or any portion of the Closing Balance Sheet, Buyer shall give Seller written notice of all items with which it disagrees within forty-five (45) days after receipt by Buyer of the Closing Balance Sheet (the “Disagreement Notice”).  Seller and Buyer shall then negotiate in good faith for a period of twenty (20) days following Buyer’s delivery of the Disagreement Notice to resolve any such disagreements.  Any agreement by Seller and Buyer with respect to any items set forth in the Disagreement Notice will be conclusive and binding on all the parties hereto.  If after such twenty (20) day period Seller and Buyer still disagree, any such disagreement shall be promptly submitted to a mediator agreed upon by Seller and Buyer ( “Mediator”) who shall deliver to Seller and Buyer, as promptly as practicable, a written report of its determination of the Closing Balance Sheet as of the Closing Date, which will be neither more favorable to Seller than reflected in the Closing Balance Sheet nor more favorable to Buyer than reflected in the Disagreement Notice. Mediator shall consider only those items as to which Buyer has disagreed and which remain unresolved between Buyer and Seller.  The determination made by Mediator  will be conclusive and binding on and non-appealable by all the parties hereto.  The fees, costs and expenses of Mediator shall be borne one half by Buyer and one-half by Seller.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER AND TARGET

Each of Seller, Target and the Management Indemnitor hereby jointly and severally represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as follows:

2.1 Organization. Target is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware.  Copies of the Charter and Bylaws of Seller and Target as previously delivered to Buyer are correct, complete and in full force and effect.

2.2 Capitalization and Ownership.   The authorized capital stock of Target consists of 1500 shares of common stock, no par value, of which 100 shares are issued and outstanding.  Seller is the record and beneficial owner of all the Shares.  All of the Shares have been duly authorized, validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon Target or any other Person and were issued in compliance with all applicable federal, and local state securities and “blue-sky” laws and regulations.  Except as set forth in Schedule 2.2, there are no outstanding securities, options, warrants, rights, agreements, calls, subscription commitments, demands, or understandings of any character whatsoever, fixed or contingent, that directly or indirectly (a) call for the issuance, sale or other disposition of any capital stock of Target and there are no securities convertible into or exchangeable for the stock of Target or (b) obligate any Seller or the Target to grant, offer or enter into any of the foregoing or (c) relate to the voting or control of any capital stock of Target.  No person has any right to require Target or Seller to register any securities of Target under the Securities Act of 1933.

2.3 No Subsidiaries.   Target does not own, directly or indirectly, any equity ownership interest in any other Person.

2.4 Title to Shares.   Seller owns all Shares free and clear of all Liens, and the sale and delivery of the Shares to Buyer pursuant to this Agreement will vest in Buyer legal and beneficial title to the Shares free and clear of any Lien.

2.5 Qualification; Location of Business and Assets. Target is duly qualified and in good standing as a foreign corporation and has all requisite corporate power and authority to do business in the jurisdictions set forth on Schedule 2.5, which jurisdictions are the only jurisdictions wherein the character of the properties owned or leased or the nature of activities conducted by Target make such qualification necessary.  Set forth on Schedule 2.5 is each location (specifying state, county, and city) where Target (a) has a place of business, (b) owns or leases real property, (c) maintains inventory, or (d) maintains employees.

2.6 Authorization and Enforceability.   Each of Seller and Target has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder.  The execution and delivery of, and the performance of the obligations under, this Agreement by each of Seller and Target has been duly and validly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered on behalf of each of Seller, Target and the Management Indemnitor and constitutes the legal, valid, and binding obligations of each of Seller, Target and the Management Indemnitor enforceable against each of them in accordance with its terms subject to general equitable principles, except as the enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors’ rights.

2.7 Books and Records.   The minute book, stock certificate book and stock record book of Target is complete and the signatures therein are, to the best knowledge of Seller, the true signatures of the persons purporting to have signed the documents contained therein.  To the best knowledge of Seller, such minute books contain accurate and complete minutes of all meetings and written consents to action of the respective Board of Directors and shareholders of Target.  All material corporate actions taken by Target has been duly authorized or subsequently ratified.  The Books and Records of Target have been maintained in accordance with good business practice on a consistent basis and accurately reflect the condition, financial or otherwise, of Target.

2.8 No Conflict; No Violation of Laws or Agreements.   Except as described in Schedule 2.8, the execution and delivery of this Agreement by Seller, Target and the Management Indemnitor do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions, and provisions of this Agreement by Seller and Target will not:

(a) contravene any provision of any of the Charter or Bylaws of any Seller or Target;

(b) conflict with, constitute or result in any breach, default or violation of (or an event which might, with or without the passage of time or the giving of notice or both, constitute or result in a breach, default or violation of) (i) any of the terms, conditions, or provisions of any indenture, mortgage, loan, credit agreement or any other instrument, contract, agreement or commitment to which Target, Seller or any Management Indemnitor is a party, or by which Target, any of the assets of Target or Seller or any Management Indemnity may be bound or affected, (ii) any judgment or order of any Governmental Authority, or (iii) any law, rule or regulation;

(c) result in the creation or imposition of any Lien upon any Shares or any assets of Target or give to any Person any interests or rights in any thereof;

(d) result in the acceleration of any liability or obligation of Target (or give any Person the right to cause such acceleration); or

(e) result in the termination of or loss of any right (or give any Person the right to cause such a termination or loss) under any agreement or contract to which any Seller or Target is a party or by which any Seller or Target may be bound, or to which any Shares or assets of Target are subject.

2.9 Financial Statements.

(a) Attached hereto as Schedule 2.9 are (i) a true and correct copy of the unaudited consolidated balance sheet of Seller at December 31, 2012 and the related audited consolidated statements of profit and loss and cash flows for the fiscal year then ended (collectively, the “Unaudited Financial Statements”); (ii) within sixty (60) days after the Closing date, Seller shall provide a true and correct copy of the audited consolidated balance sheet of Seller at December 31, 2012 and the related audited consolidated statements of profit and loss and cash flows for the fiscal year then ended (collectively, the “Audited Financial Statements”).

(b) Except for as set forth on Schedule 2.9, the Financial Statements:  (i) were prepared from the Books and Records of Target, which Books and Records have been maintained in accordance with all legal and accounting requirements and completely and accurately reflect all financial transactions of Target; (ii) were prepared in accordance with GAAP consistently applied; and (iii) present fairly the financial condition of Target and the results of their operations for the periods covered by, and as at the dates of, each of the Financial Statements.  The statements of profit and loss included in the Financial Statements do not contain any material items of special or non-recurring income or other income not earned in the ordinary course of business except as expressly specified therein.

2.10 No Undisclosed Liabilities.  Target does not have any material liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, direct or indirect, except (a) to the extent reflected as a liability on the Financial Statements, and (b) liabilities incurred in the ordinary course of business (and not in violation of this Agreement or any other agreement to which Target is a party or by which it or assets of Target may be bound) since December 31, 2012 and that are fully reflected as liabilities on the Books and Records of Target and will be fully reflected as liabilities on the Closing Balance Sheet.

2.11 No Changes.   Except as disclosed on Schedule 2.11, since December 31, 2012, Target has conducted its business only in the ordinary course of business.  Without limiting the generality of the foregoing sentence, except as disclosed on Schedule 2.11, since December 31, 2012, there has not been:

(a) any change in the financial condition, assets, liabilities, prospects, net worth, earning power or business of Target, except for changes in the ordinary course of business consistent with past practice, none of which, individually or in the aggregate, has been or is likely to be materially adverse to Target;

(b) any casualty, damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties, business or prospects of Target; any material deterioration in the operating condition of the assets of Target; or any accident in which any employees or other Persons have been killed or injured;

(c) any Lien placed on any of the assets of Target;

(d) any declaration, setting aside or payment of a dividend or other distribution in respect of Target or any direct or indirect redemption, purchase or other acquisition of any capital stock of Target;

(e) any increase in the salary or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, employee or shareholder of Target (except normal merit increases made in the ordinary course of business consistent with past practice), or any increase in, or any addition to, other benefits (including any bonus, profit-sharing, pension or other plan) to which any of such officers, directors, employees or shareholders may be entitled, or any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments made pursuant to the Benefit Plans in the ordinary course of business consistent with past practice, or any other payment of any kind to or on behalf of any such officer, director, employee or shareholder (other than payment of base compensation and reimbursement for reasonable business expenses in the ordinary course of business consistent with past practice);

(f) any making or authorization of any capital expenditures in excess of One Thousand Dollars ($1,000);

(g) any cancellation or waiver of any right material to the operation of the business of Target, any cancellation or waiver of any debts or Claims of substantial value by Target or any cancellation or waiver of any debts or Claims against any Related Party by Target, other than write-offs of bad debts in the ordinary course of business, which write-offs have not exceeded $1,000;

(h) any sale, transfer, lease or other disposition of any material asset of Target;

(i) any amendment to, suspension or termination of, or receipt by either Seller or Target of any notice of breach or default of, any material lease, contract or other agreement to which Target is a party or from which Target, directly or indirectly, derives rights;

(j) any payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise) by Target, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities or obligations shown or reflected on the Financial Statements or incurred in the ordinary course of business since December 1, 2012;

(k) any adverse change in, or any threat of any adverse change in, Target relations with, or any loss or threat of loss of, suppliers or customers which, individually or in the aggregate, had or is likely to have a Material Adverse Effect;

(l) any write-offs as uncollectible of any notes or accounts receivable of Target or write-downs of the value of any assets or inventory of Target, other than in the ordinary course of business consistent with past practice;

(m) any material change by Target in any method of accounting or keeping its books of account or accounting practices;

(n) any creation, incurrence, assumption or guarantee by Target of any material obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business consistent with past practice, or any creation, incurrence, assumption or guarantee by Target of any material indebtedness for money borrowed;

(o) any payment, loan or advance to or in respect of, or the sale, transfer or lease of any material asset of Target (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement or transaction with, any Related Party, except for (i) directors’ fees and (ii) compensation to the officers and employees of Target at rates not exceeding the rates of compensation disclosed on Schedule 2.24 hereto;

(p) any disposition of (or failure to keep in effect any rights in, to or for the use of) any patent, trademark, service mark, trade name or copyright, or any disclosure to any Person not an employee or other disposal of any trade secret, process or know-how of or by Target;

(q) any other transaction, agreement or event outside the ordinary course of Target’s business or inconsistent with past practice; or

(r) any agreement or commitment to take or do any of the actions described in subsections (a) through (q) above.

2.12 Taxes.

(a) Except as set forth on Schedule 2.12, Target has (i) timely filed all Returns required to be filed by it with respect to all Taxes (which Returns have been prepared in accordance with all applicable laws and requirements and are correct and complete), and (ii) paid all Taxes required to be paid by it or caused such Taxes to have been paid on its behalf, and all Taxes that are required to be collected or withheld by or for Target have been duly collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted.

(b) The accruals for Taxes contained in the Financial Statements are not less than all unpaid liabilities for Taxes for all periods ended on or before the respective dates of such Financial Statements and include adequate provisions for all deferred Taxes, and nothing has occurred subsequent to such dates to make any of such accruals inadequate.  All Taxes for periods beginning after January 1, 2012 have been paid or will be reflected in the Closing Balance Sheet.  Target has (i) timely filed all information Returns and reports, including Forms 1099, which are required to be filed,  and (ii) accurately reported all information required to be included on such Returns and reports.  True copies of federal and state income tax Returns of Target for each of the last three (3) fiscal years have been delivered to Buyer.

(c) No representative of any government taxing authority has made a pending proposal (whether in writing or verbal, formal or informal) to assert any deficiency in Taxes, adjust any Return, or revise the manner in which any Tax liability is determined with respect to any Target.  Except as disclosed on Schedule 2.12, no Return of Target has been audited by the relevant authorities for which any deficiencies or proposed deficiencies resulting from such audit have not been paid or adequately reserved in the Financial Statements.  All Returns with respect to which the statute of limitations has not expired are disclosed on Schedule 2.12.  To the best knowledge of Seller, no Return is under examination by any taxing authority.

2.13 Inventory.   All of the inventories of Target, including those reflected on the Financial Statements, are valued at cost and are free and clear of any Lien except as set forth on Schedule 2.13.  All of the inventories reflected in the Financial Statements or purchased or acquired thereafter have been purchased or acquired in the ordinary course of business consistent with past practice.  All of such inventory is located at the facilities of Target or Webgistix a public warehouse located at 2251 Constitution Avenue & 250 Homer Street, Olean, NY 14760 or are in transit in the ordinary course of business.  All of such inventory, net of a inventory obsolescence reserves, is saleable at current market prices.  Since December 31, 2012,  the inventory of Target has not materially increased or decreased other than in the ordinary course of business consistent with past practice.

2.14 Accounts Receivable.  All of the accounts and notes receivable of Target represent amounts receivable for goods and services actually delivered (or in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of business, are free of any Lien (except as set forth on Schedule 2.14), are not subject to any counterclaims or offsets and have been billed and are generally due and are fully collectible in the normal and ordinary course of business, except to the extent of a reserve in an amount not in excess of the reserve for doubtful accounts reflected on the Financial Statements and except as such accounts receivable may be adjusted to reflect year end allowances.

2.15 Litigation and Claims.   Except as set forth on Schedule 2.15, there is no Claim pending or, to the best knowledge of Seller, threatened (and, to the best knowledge of Seller, no state of facts exist which reasonably could be expected to lead to any such Claim) by, against or affecting or in any way relating to Target, any asset of Target or the Shares or Seller’s rights thereto, at law or in equity, before any Governmental Authority or any arbitrator.  There are presently no outstanding judgments, decrees or orders of any Governmental Authority or any arbitrator against or affecting Target or any asset of Target or affecting the Shares.  Nothing listed on Schedule 2.15 could reasonably be expected to have a Material Adverse Effect.  There are no Claims pending or, to the best knowledge of Seller, threatened that seek to delay or prevent the consummation of the transactions contemplated by this Agreement or that would be reasonably likely to affect adversely or restrict Seller’s, Target’s and/or the Management Indemnitor’s ability to perform its or their obligations under this Agreement.

2.16 Material Contracts.

(a) Contracts.  Except as set forth in Schedule 2.16(a) and, with respect to clauses (v) and (xi) below, except as previously disclosed to Buyer, there are no contracts, agreements, arrangements, commitments, instruments, plans or leases, oral or written (collectively, the “Contracts”) to which  Target is a party or by which it is bound:

(i) for consulting or other services obligating Target to payments of more than One Thousand Dollars ($1,000) annually or having a duration in excess of one (1) year;

(ii) relating to the management of Target;

(iii) with any railroad, trucking, water transport or other transportation company, including sidetrack contracts, pursuant to which Target holds or uses any sidetracks, spurs or sidings, loads or ships any goods by rail, truck or water or obtains or makes use of any other services provided by railroads, trucking or water transport companies;

(iv) relating to the lease of machinery, equipment or other personal property involving payment of fixed rentals in excess of One Thousand Dollars ($1,000) annually in the aggregate;

(v) for the purchase of any materials or supplies in excess of One Thousand Dollars ($1,000);

(vi) for the purchase, sale or transfer of equipment or any construction or other similar agreement involving any expenditure in excess of One Thousand Dollars ($1,000);

(vii) evidencing or related to any indebtedness, obligation or liability for borrowed money or for the deferred purchase price of property, in excess of One Thousand Dollars ($1,000) (excluding trade payables incurred in the ordinary course of business consistent with past practice), or any guaranty, indemnification or other similar commitment relating to the obligations or liabilities of any other Person;

(viii) involving a sharing of profits, joint venture or partnership;

(ix) relating to sales agency, brokerage, distribution or similar matters;

(x) containing covenants limiting the freedom of any of Target to compete in any line of business or in any area or with any Person;

(xi) relating to orders for future purchase or delivery of goods or retention of services which is material to Target or which has an aggregate future liability greater than One Thousand Dollars ($1,000); or

(xii) relating to the business of Target, other than specifically excepted from the descriptions set forth in Subparagraphs 2.16(a)(ii) through 2.16(a)(xi) above, and except such Contracts which are terminable on less than 30 days’ notice without penalty or payment or involving expenditures of less than One Thousand Dollars ($1,000) in the aggregate.

(b) Contract Compliance.  The Contracts listed on Schedule 2.16(a) are all of the Contracts that are material to Target.  Copies of all such Contracts have been provided to Buyer, are true, correct and complete and are subject to no amendment, extension or modification, except as described in Schedule 2.16(a).  Except as set forth in Schedule 2.16(a), each Contract referred to in Schedule 2.16(a) is valid and binding upon Target and, to the best knowledge of Seller, as to any other party.  With respect to such Contracts, there is no material default by Target or, to the best knowledge of Seller, by any other party, and no event which, with notice or the passage of time or both, would constitute such a default by Target, or, to the best knowledge of Seller, by any other party thereto.  Except as set forth on Schedule 2.19, upon consummation of the transactions contemplated hereby, Target will continue to be entitled to the full economic, legal and other benefits of the Contracts on their present terms.  Except as set forth on Schedule 2.19, no party has any right to cancel, terminate or modify any of the Contracts by reason of the transactions contemplated under this Agreement.

2.17 Environmental Matters.  To the best knowledge of Seller, none of the activities of Target or any current or prior owner, occupant, subcontractor, sub-lessee, licensee or operator of any real property for which Target may be responsible as a matter of law (such Persons, other than Target, collectively, “Operators”), has failed to comply substantially with, or is in default in any material respect under, any Environmental Laws or Worker Health and Safety Laws applicable to the Real Property Interests or business operations thereon (the “Target Operations”) such that any such activities would result in (i) revocation of any license or permit, including the Authorizations, the loss of which would have a Material Adverse Effect, (ii) material impairment of the ability of Target to carry on its business, or (iii) imposition on Target or any Operator of any fines or other civil or criminal monetary penalties.

2.18 Compliance with Laws.   Notwithstanding any other more specific provisions of this Article 2, and except as set forth on Schedule 2.18, the business, operations and assets of Target have been conducted and are in compliance in all material respects with all applicable federal, state, local and foreign laws, rules, regulations, ordinances, judgments, decrees, orders and other requirements of any Governmental Authority.  Nothing listed on Schedule 2.18, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

2.19 Consents.   Except as set forth on Schedule 2.19, which separately lists (i) all Required Permits and Consents and (ii) all other Permits and Consents, no consent, approval, or authorization of, or registration or filing with, any Person, including any Governmental Authority, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or for the continuation of the business of Target after Closing.

2.20 Real Property.

(a) Owned Real Property Interests.  Target owns no interests in land, including easements, rights of way and options.

(b) Leased Real Property Interests.  Schedule 2.20(a) (i) lists each lease, sublease, assignment, surface, wheelage and other agreement, instrument or consent pursuant to which Target leases, occupies or uses any Real Property Interest or has subleased or otherwise granted to any Person any interests therein (collectively, the “Realty Leases”); and (ii) the identity of each lessor, lessee, consenting party, guarantor, if applicable, and any other party to any of the Realty Leases.  Each of the Realty Leases is valid and binding without further sublease or assignment and in full force and effect as to Target and, to the best knowledge of Seller, as to any other party thereto.  There is no material default by Target or, to the best knowledge of Seller, by any other party, under any of the Realty Leases, and there is no event which, with notice or the passage of time or both, would constitute such material default by Target or, to the best knowledge of Seller, by any other party under any of the Realty Leases.  Except as set forth on Schedule 2.19, upon consummation of the transactions contemplated under this Agreement, Buyer will be entitled to the full economic, legal and other benefits under the Realty Leases on their present terms, and no Person has any right to cancel, terminate or modify any of the Realty Leases by reason of the transactions contemplated under this Agreement.

2.21 Personal Property.   Set forth on Schedule 2.21 hereto is a complete list and summary description of all equipment, machinery, motor vehicles, furniture, trademarks, patents, and other tangible and intangible personal property (the “Personal Property”) owned or leased by Target, except for (a) any item of owned personal property with an invoice cost of less than One Thousand Dollars ($1,000), and (b) supplies which have a short-term useful life and are expensed.  Except as set forth in such Schedule 2.21, Target has good and marketable title to all the owned Personal Property and good and valid leasehold interests in all leased Personal Property, reflected in Schedule 2.21 as owned or leased by Target, free and clear of all Liens.  All Personal Property is in good operating condition and repair, ordinary wear and tear excepted, in accordance with reasonable industry standards.

2.22 Intellectual Property.  Set forth on Schedule 2.22 hereto is a true and correct list of all material patents and patent applications, and all registrations or applications for trademarks, trade names, service marks and copyrights that are used by, or held by or on behalf of, Target other than intellectual property rights used pursuant to software license agreements (collectively, together with all know-how of and trade secrets currently used by, or developed by the employees of, Target other than intellectual property rights used pursuant to software license agreements, the “Intellectual Property”). Target owns, free and clear of all Liens other than Permitted Encumbrances or have the right to use under a valid license, without payment to any other Person (other than under a license described on Schedule 2.16 or the non-disclosure of which on Schedule 2.16 would not constitute a misrepresentation under Section 2.16).  Since the date that is five years prior to the date hereof, (i) no Claims have been made in writing by any Person challenging or questioning the right of any of Target to use the Intellectual Property or the validity or scope thereof; (ii) no Person has made a written Claim of its right to use any Intellectual Property owned, or to Seller’s knowledge, used under license, by Target; and (iii) no Person has made a written Claim of patent, trademark, trade name, service mark, or copyright infringement by Target or with respect to the right of Target to continue to sell any product or service or to conduct its operations without payment of a royalty or license fee.  No patent or trademark owned, or to the knowledge of Seller, used under license, by Target that constitutes Intellectual Property has been declared unenforceable or otherwise invalid by any court or governmental authority.  All patent and trademark registrations or applications which constitute Intellectual Property owned, or to the knowledge of Seller, used under license, by Target, have been duly registered in, filed in, or issued by, the U.S. Patent and Trademark Office and other applicable foreign patent and trademark offices as listed on Schedule 2.22, and have been properly maintained and renewed in accordance with all applicable laws.

2.23 Transactions with Related Parties.   Except as disclosed on Schedule 2.23, no Related Party:

(a) has borrowed money from, or loaned money to, Target which has not been repaid;

(b) has guaranteed the performance of Target under any Contract or other agreement or instrument which is still in effect or remains outstanding or had its performance under any contract, lease or other agreement or instrument guaranteed by a Target;

(c) has any contractual or other Claim, express or implied, of any kind against Target;

(d) has any interest in any assets of Target; or

(e) has been engaged, since the date that is two years prior to the date hereof, in any other material transaction with Target.

Schedule 2.23 also lists all amounts owing between Target, on the one hand, and any Related Party, on the other (“Related Party Balances”).

2.24 Employees; Officers and Directors.   Schedule 2.24 sets forth the names, titles and current annual salary and other compensation, including any bonus, if applicable, of all present officers, directors and employees of Target, together with a statement of the full amount of all remuneration paid to each such person during the calendar year preceding the date hereof.

2.25 Labor Relations. Target is not, nor has ever been, a party to, and none of its employees is otherwise subject to, any collective bargaining agreement.  Except as disclosed on Schedule 2.25, currently and during the past three (3) years there are not and have not been:  (a) to the best knowledge of Seller, any activities or proceedings of any labor union or representatives thereof to organize any employees of Target; (b) any unfair labor practice complaints or grievances against Target; or (c) any labor strike, dispute, slowdown, work stoppage, picketing, lockout or threat thereof against Target.  Target has not received any unresolved or outstanding notice of the intent of any federal, state or local agency or instrumentality having jurisdiction and responsibility for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to Target, and no such investigation is in progress.

2.26 Insurance.   Attached hereto as Schedule 2.26 is a complete and correct list of all policies of insurance of which Target is the owner, insured or beneficiary, or which covers Target including any of its assets, indicating for each policy the carrier, risks insured, amounts of coverage, deductible, premium rate, cash value, expiration date, and any pending Claims thereunder, excluding routine medical insurance Claims.  Except as set forth in Schedule 2.26, all such policies are in full force and effect; there is no default with respect to any provision contained in any such policy by Target or to the best knowledge of Seller any other party thereto, or, to the best knowledge of Seller, any event which, with notice or the passage of time or both would constitute such a default; and there has not been any failure to give any notice or present any Claim under any such policy in a timely fashion or in the manner or detail required by the policy.  Except as set forth on Schedule 2.26, there are no outstanding unpaid premiums or Claims under such policies.  Except as described in Section 2.26, no notice of cancellation or non-renewal with respect to, or disallowance of any Claim under, any such policy has been received.  Target has never been refused any insurance and no coverage has been limited by any insurance carrier to which an application for insurance was made or with which insurance was carried by or for Target and all general liability policies maintained by or for the benefit of Target have been “occurrence” policies.

2.27 Employee Benefit Plans.

(a) Except as set forth on Schedule 2.27, neither Target nor any ERISA Affiliate maintains or has maintained, contributed or is required to contribute to any Benefit Plan. In addition, neither Target nor any ERISA Affiliate has any liability with respect to any employee, former employee, director, officer or independent contractor of any of Target.

(b) Except as set forth on Schedule 2.27:

(i) All insurance premiums with respect to any insurance policy related to a Benefit Plan for any period up to and including the Closing Date shall have been paid, or accrued and booked on the Closing Date Statement, and, with respect to any such insurance policy or premium payment obligation, neither Target, any ERISA Affiliate nor Buyer shall be subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability.

(ii) With respect to each Benefit Plan that is a “group health plan” within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, Target and each ERISA Affiliate have complied with the continuation coverage requirements of the Code and ERISA.

(iii) No Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code.  Neither Target nor any ERISA Affiliate has made a written or oral representation to any current or former employee promising or guaranteeing any employer paid continuation of medical, dental, life or disability coverage for any period of time beyond retirement or termination of employment.

(iv) Seller’s, Target’s and the Management Indemnitor’s execution of, and performance of the transactions contemplated by, this Agreement will not constitute an event under any Benefit Plan that will result in any payment (whether as severance pay or otherwise), acceleration, vesting, or increase in benefits with respect to any employee.  No Benefit Plan provides for “parachute payments” within the meaning of Section 280G of the Code.

(v) No Benefit Plan fails to meet the applicable requirements of Sections 79, 105, 120, 125 or 129 of the Code or any other nondiscrimination provision of the Code or ERISA applicable to such Benefit Plan for any period up to and including the Closing Date.

(vi) Target does not maintain any foreign plan, contract or program for the benefit of persons who are non-resident aliens of the United States of America.

2.28 Customers.   Seller has provided Buyer a true and complete list of all customers sales of Target during any of its last two fiscal years.  Seller has provided Buyer a true and complete list of all vendors who produce products for Target.

2.29 Accounts; Lockboxes and Safe Deposit Boxes.   Schedule 2.29 sets forth a list of:  (a) the names of each bank, savings and loan association, securities, commodities or other financial institution in which Target has an account, (b) the location of all lockboxes and safe deposit boxes of Target, and (c) the names of all Persons holding powers of attorney, including signature authority for each such or having access to each such lockbox or safe deposit box.

2.30 Brokerage.  Other than Sunbelt of Pasadena, neither Seller nor Target nor any Person acting on its behalf has engaged, retained or incurred any liability to any broker, investment banker, finder or agent, made any agreement or taken any other action which might cause anyone to become entitled to a broker’s fee or commission or agreed to pay any brokerage fees, commissions, finder’s fees or other fees with respect to the purchase of the Shares or as a result of the transactions contemplated by this Agreement.

2.31 Disclosure.   To the best knowledge of Seller, no representation or warranty in this Agreement, and no exhibit, document, statement, certificate or schedule furnished or to be furnished by Seller pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading, or necessary to provide Buyer with adequate and complete information as to Target, the assets of Target, and the Shares.

ARTICLE 3

REPRESENTATION AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and Target, as of the date hereof and as of the Closing Date, as follows:

3.1 Organization; Qualification; Authority and Enforceability.   Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Buyer’s execution and delivery of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms subject to general equitable principles and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors’ rights.

3.2 No Conflict; No Violation of Laws or Agreements.   The execution and delivery of this Agreement by Buyer do not, and the consummation of the transactions contemplated by this Agreement by Buyer and the compliance with the terms, conditions and provisions of this Agreement by Buyer will not:  (a) contravene any provision of Buyer’s Charter or Bylaws, or (b) conflict with, or constitute, or result in any breach, default, violation of (or an event which might, with or without the passage of time or the giving of notice or both constitute or result in a breach, default or violation of) (i) any of the terms, conditions, or provisions of any indenture, mortgage, loan,  credit agreement or any other instrument, contract, agreement or commitment to which Buyer is a party or by which any of its assets may be bound or affected or (ii) any judgment or order of any Governmental Authority, or any law, rule or regulation applicable to Buyer.

3.3 Consents.   No consent, approval, or authorization of, or registration or filing with, any Person, including any Governmental Authority, is required in connection with Buyer’s execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement by Buyer.

3.4 Litigation and Claims.  There are no Claims pending or, to the best knowledge of Buyer, threatened that seek to delay or prevent the consummation of the transactions contemplated by this Agreement or that would be reasonably likely to affect adversely or restrict Buyer’s ability to perform its obligations under this Agreement.

3.5 Investment Intent.  Buyer is acquiring the Shares solely for its own account and not with a view to a sale or distribution thereof in violation of any securities laws.  Buyer acknowledges that it has received, or has had access to, all information which it considers necessary or advisable to enable it to make a decision concerning its purchase of the Shares, provided that the foregoing shall not limit or otherwise affect the rights or remedies of Buyer hereunder with respect to the breach of any representations, warranties, covenants or agreements of Seller and/or Target contained herein.

3.6 Broker.  Buyer nor any Person acting on behalf of any of them has engaged, retained or incurred any liability to any broker, investment banker, finder or agent, made any agreement or taken any other action which might cause anyone to become entitled to a broker’s fee or commission or agreed to pay any brokerage fees, commissions, finder’s fees or other fees with respect to the purchase of the Shares or as a result of the transactions contemplated hereby.

ARTICLE 4

CERTAIN OBLIGATIONS OF SELLERS

4.1 Conduct of Business Pending Closing.   From and after the date hereof until Closing, and unless otherwise provided herein or Buyer otherwise consents or agrees in writing, Seller and Target covenant and agree that Target will not:

(a) amend its Charters or Bylaws;

(b) change its authorized or issued capital stock, or issue any rights or options to acquire such stock;

(c) enter into any contract or commitment the performance of which may extend beyond the Closing, except those made in the ordinary course of business;

(d) enter into any employment or consulting contract or arrangement with any Person that is not terminable at will without penalty or continuing obligation;

(e) incur, create, assume or suffer to exist any Lien affecting any of the assets of Target;

(f) make, change or revoke any tax election or any agreement or settlement with any taxing authority;

(g) incur any debt or other obligation for money borrowed except in the ordinary course of business consistent with past practice;

(h) loan, advance funds or make an investment in or capital contribution to any Person other than to Target in the ordinary course of business;

(i) take any action or permit to occur any event described in Section 2.11;

(j) sell, transfer, lease or otherwise dispose of any assets of Target other than inventory, except for one or more sales of assets of Target for aggregate proceeds not exceeding One Thousand Dollars ($1,000);

(k) take any action or omit to take any action that will result in a material violation of any applicable law or cause a material breach of any agreements, contracts, or commitments not in the ordinary course of business consistent with past practice; or

(l) enter into any agreement to do any of the foregoing.

4.2 Ordinary Course.  Seller and Target will conduct the businesses of Target in the ordinary course, including billing, shipping, collection practices, inventory transactions and payment of accounts payable.

4.3 Preservation of Businesses.  Seller and Target will use their best efforts to preserve the business organization of Target and to preserve for Buyer the goodwill of the suppliers, customers and any other Person having business relations with Target.

4.4 Insurance.   Seller and Target will cause the insurance policies set out on Schedule 2.25 to be maintained in full force and effect, subject only to variations required by ordinary course business operations, or Seller and Target to obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing.  Seller shall notify Buyer in writing of any change of insurer or type of coverage from the policies listed on Schedule 2.25.

4.5 Cooperation.  Seller and Buyer shall cooperate to obtain, amend or substitute any (i) permits, authorizations, licenses, bonds and surety deposits granted by or filed with any Governmental Authorities, (ii) consents and approvals of any third Person by reason of the transactions contemplated hereby (the “Permits and Consents”).  If any Permits and Consents must be obtained prior to Closing in order to assure the continued and uninterrupted operation of the Business after the Closing as heretofore conducted or the consummation of the transactions contemplated hereby (such Permits and Consents, the “Required Permits and Consents”), all expenses in connection with obtaining such Required Permits and Consents will be borne by Target on or prior to Closing.  To the extent that any such Permits and Consents shall be conditioned on a change of the economic terms of the underlying transaction, Seller shall be responsible for any costs associated with any such change in economic terms without regard to Section 9.4.

4.6 Access, Information, and Documents.   After the date hereof, Buyer and Buyer’s counsel, accountant, and other representatives will have full access during normal business hours to all of Target’s properties, books, tax returns, contracts, commitments, records, officers, personnel and accountants.  Seller shall provide Buyer with all such documents and copies of documents (certified to be true copies if requested) and all information with respect to the affairs of Target as Buyer may reasonably request.  No investigation or receipt of information by Buyer pursuant to this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of Seller or Target under this Agreement or the conditions to the obligations of Buyer under this Agreement.

4.7 Acquisition Proposals.   From the date hereof through the Closing, none of Seller, Target, or any of their Affiliates, nor any of their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, any Person or group of Persons (other than Buyer) concerning any acquisition of an equity interest in, or any merger or consolidation with, or any acquisition of a substantial portion of the assets of, Target (each, an “Acquisition Proposal”), or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing.  Since February 1, 2013, none of the conduct prohibited by this sentence has occurred.  Seller and Target shall promptly communicate to Buyer the terms of any Acquisition Proposal which any of them or any such other Person may receive. Seller has provided Buyer a true and complete list of all the Persons who have entered into a Non-Disclosure Agreement regarding the sale of the Target in Schedule 4.7.

ARTICLE 5

CONDITIONS TO CLOSING

5.1 Conditions Precedent to Obligations of Seller.   The obligations of Seller to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller in Seller’s sole discretion):

(a) Material Adverse Effect.   There shall not be a breach of, or any inaccuracy contained in, the representations and warranties or covenants of Seller Target or Management Indemnitor contained in this Agreement (including the Schedules hereto) on or prior to the Closing Date, which, alone or together with other such breaches or inaccuracies, has resulted or is reasonably likely to result in a Material Adverse Effect.

(b) Performance and Compliance.  Seller shall have performed all of the covenants, and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing, including the delivery of the items required to be made pursuant to Section 6.1 of this Agreement.

(c) Books and Records.  All Books and Records of Target shall have been delivered to Buyer.

(d) Satisfactory Instruments.  All instruments and documents required from Seller and/or Target to effectuate and consummate the transactions contemplated hereby shall be in form and substance reasonably satisfactory to Buyer and its counsel.

(e) Required Permits and Consents.  All Required Permits and Consents shall have been obtained.

(f) Litigation.  No order of any Governmental Authority shall be in effect that restrains or prohibits the transactions contemplated by this Agreement.  There shall not be threatened, nor shall there be pending, any action or proceeding (i) challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions, or (ii) that would likely have a Material Adverse Effect.

(g) Taxes.  Seller shall have caused Target to have paid all Taxes required to be paid as of the Closing Date and to have accrued on the Closing Balance Sheet all Taxes otherwise owing as of the Closing Date.

(h) Organizational Documents and Minute Books.  Seller shall have delivered to Buyer the Charter, Bylaws and minute book (including corporate seal and stock ledger) of Target, accompanied by a certificate of the Secretary or Assistant Secretary of Target, dated as of the Closing Date, to the effect that such Charters and Bylaws are true and complete.

5.2 Conditions Precedent to the Obligations of Buyer.   The obligation of Buyer to proceed with the Closing is subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Buyer in its sole discretion):

(a) Material Adverse Effect.  All representations and warranties of Buyer contained herein shall be true, accurate, complete and correct in all material respects as of the Closing Date.  Buyer shall not have made Claims for breaches of, or inaccuracies contained in, the representations and warranties or covenants of Seller contained in this Agreement (including the Schedules hereto) on or prior to the Closing Date which, alone or together with other such breaches or inaccuracies, has resulted or is reasonably likely to result in a Material Adverse Effect.

(b) Performance and Compliance.  Buyer shall have performed all of the covenants and complied with all the provisions required by this Agreement to be performed or complied with by Buyer on or before the Closing.

(c) Litigation.  No order of any Governmental Authority shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.

(d) Satisfactory Instruments.  All instruments and documents required of Buyer to effectuate and consummate the transactions contemplated hereby shall be in form and substance reasonably satisfactory to Seller and their counsel.

ARTICLE 6

DELIVERIES AND PROCEEDINGS AT CLOSING

6.1 Closing Deliveries by Seller.   Subject to the terms and conditions of this Agreement, at the Closing, Seller shall deliver or cause to be delivered to Buyer the following documents, all in form and content reasonably satisfactory to Buyer:

(a) Corporate Documents.

(i) An Officer’s Certificate of Seller and of Target certifying as to (A) the incumbency and genuineness of the signatures of all officers of Seller and Target executing this Agreement, (B) the truth and correctness of corporate resolutions authorizing Seller and Target to enter into and perform this Agreement and the transactions contemplated hereby and (C) the truth, correctness and completeness of the Charter and Bylaws of Seller;

(ii) An Officer’s Certificate of Seller and of Target and a certified statement from each Management Indemnity that is an individual certifying that the representations and warranties contained herein are true, accurate, complete and correct as of the Closing Date (subject to the provisions of Section 5.1(a)) and that Seller, Target and each Management Indemnity has performed all of its obligations under this Agreement;

(iii) Certificates of corporate good standing or legal existence of Target as of a recent date; and

(iv) The duly executed resignation, effective as of the Closing, of each of the officers and directors of Target other than such parties whose names are listed on Schedule 6.1(a)(iv).

(v) The duly executed Non-Compete Agreement, by Management Indemnitor and Seller, effective as of the Closing which is attached here Schedule 6.1(a)(v).

(b) Transfer of Shares.

(i) Stock certificates evidencing the Shares accompanied by stock powers duly executed in blank and any other documents that are necessary to transfer to Buyer good title to the Shares, free and clear of all Liens, and, upon cancellation of such stock certificates, a newly issued stock certificate evidencing Buyer’s ownership of the Shares; and

6.2 Deliveries By Buyer.   Subject to the terms and conditions of this Agreement, at the Closing Buyer shall deliver or cause to be delivered to Seller the following documents all in form and content reasonably satisfactory to Seller:

(a) Corporate Documents.

(i) An Officer’s Certificates of Buyer certifying as to (A) the incumbency and genuineness of the signatures of all officers of Buyer executing this Agreement, (B) the truth and correctness of corporate resolutions authorizing the entry by Buyer into this Agreement and the transactions contemplated hereby and (C) the truth, correctness and completeness of the Charter and Bylaws of Buyer;

(ii) An Officer’s Certificate of Buyer certifying that the representations and warranties contained herein are true, accurate, complete and correct as of the Closing Date and that such Buyer has performed all of its obligations under this Agreement; and

(b) Purchase Price Payment.  By wire transfer of immediately available funds, the cash portion of the Purchase Price.

ARTICLE 7

TERMINATION

7.1 Termination of Agreement.   This Agreement and the transactions contemplated hereby may be terminated at any time on or prior to the Closing Date:

(a) Mutual Consent.  By mutual written consent of Buyer and Seller;

(b) Termination by Buyer.  By Buyer upon notice to Seller if there has been a breach of, or inaccuracy contained in, the representations and warranties of Seller, Target or the Management Indemnitors contained in this Agreement (including the Schedules hereto) or any certificate delivered pursuant to this Agreement resulting or reasonably likely to result in a Material Adverse Effect or material breach by Seller of any of its covenants, or if any of the conditions specified in Section 5.1 hereof shall not have been substantially fulfilled by the time required and not have been waived by Buyer, or if the Closing shall not have occurred by March 11, 2013; or

(c) Termination by Seller.  By Seller upon notice to Buyer if there has been a material misrepresentation or material breach by Buyer of any of its representations, warranties or covenants, or if any of the conditions specified in Section 5.2 hereof shall not have been substantially fulfilled by the time required and not have been waived by Seller, or if the Closing shall not have occurred by March 11, 2013.

7.2 Effect of Termination.   In the event of termination of this Agreement by either Seller or Buyer, as provided above, this Agreement shall terminate as of the date of the written notice or consent described in Section 7.1 above, and there will be no liability on the part of Seller or Buyer or their respective Affiliates, except for liabilities arising from a breach of this Agreement prior to such termination; provided, however, that the obligations of the parties set forth in Sections 8.1 and 8.2 hereof shall survive such termination.

ARTICLE 8

CERTAIN ADDITIONAL COVENANTS

8.1 Costs and Expenses.   Each party hereto will pay its own costs and expenses, including legal and accounting fees, in connection with the negotiation, execution, performance of and compliance with this Agreement and, except as otherwise provided herein, none of such costs and expenses shall be paid by Target.

8.2 No Solicitation.   For a period of three (3) years from and after the Closing Date, neither Seller nor any Affiliate thereof will, directly or indirectly, solicit or attempt to entice away from Buyer or its Affiliates any employee who is then currently employed or retained by Buyer or its Affiliates; provided that the foregoing shall not prohibit Seller and its Affiliates from employing any individuals who have received notice of termination from, or cease to be employed by, Buyer or its Affiliates prior to the first time such individuals discussed with any representative of Seller or its Affiliates employment by Seller or any of its Affiliates.

8.3 Employees.  Seller shall cause Target to, and Target shall, terminate on or prior to the Closing Date, all employees of Target other than those employees listed on Schedule 8.3 hereto.  Buyer shall be liable for any costs and expenses, including, without limitation, severance expenses, incurred by Target as a result of the termination required pursuant to this Section 8.3.  Employees of Target who are not terminated on or prior to the Closing Date shall be provided such employee health and welfare benefits as Buyer provides to its employees generally, irrespective of any Benefit Plans Target may have had in place prior to the Closing Date.

8.4 Tax Matters.

(a) Seller is responsible for the preparation and filing of all Returns of Target for all taxable periods ending on or before the Closing Date.  Such Returns will be correct and complete and Seller will cause them to be timely filed with all relevant Governmental Authorities.  Buyer will be given a reasonable opportunity to review such Returns before they are filed.  No such Return shall contain any election that could affect any Tax liability for any period ending after the Closing Date, or that would require government permission to revoke, unless Buyer consents thereto.

(b) Seller and Buyer shall provide each other with reasonable cooperation in connection with (i) the preparation or filing of any Return, Tax election, Tax consent or certification, or any Claim for a Tax refund, (ii) any determination of liability for Taxes, and (iii) any audit, examination, contests, disputes, or other proceeding in respect of Taxes related to Target.

8.5 Confidentiality.  Seller shall keep all information about Target, Buyer and this Agreement and the transactions contemplated thereby in strictest confidence, and shall not disclose any such information to any Person without the consent of Buyer.

8.6 Litigation.  Seller shall cooperate with Buyer, at such time and in such manner as Buyer may reasonably request, in addressing any litigation arising after the Closing as to which Seller have knowledge.

ARTICLE 9

INDEMNIFICATION

9.1 Survival.

(a) General.  Except as set forth in subsections (b), (c) and (d) below, the representations, warranties, covenants and agreements of Seller and Buyer contained herein shall survive the Closing and remain in full force and effect, for one (1) year after the Closing Date, except as otherwise provided in this Section 9.1.

(b) Tax Matters.   The representations and warranties set forth in Section 2.12 entitled “Taxes” shall survive the Closing until sixty (60) days after the first to occur of (i) the expiration of the statute of limitations (and any extensions thereof) applicable to the Tax in respect of which indemnification is being sought without the assertion of a deficiency in respect thereof by the applicable Governmental Authority, or (ii) the completion of the final audit and determination by the applicable Governmental Authority with respect to such Tax and final disposition of any deficiency resulting therefrom.

(c) Environmental and Employee Benefit Matters.  The representations and warranties set forth in Sections 2.17 and 2.27 shall remain in full force and effect until the applicable period under the statute of limitations therefor has expired.

(d) Corporate Matters.  The representations and warranties set forth in Sections 2.2, 2.3, 2.4, 2.5 and 2.6 shall survive the Closing without any time limitation.

9.2 Indemnification by Seller.  Each of Seller and the Management Indenmnitor, jointly and severally, shall indemnify, defend and hold harmless Buyer, its officers, directors, employees, consultants, owners, agents and Affiliates (including Target), regardless of any investigation made by Buyer or on its behalf, for, against, from and in respect of any and all losses, damages, costs and expenses of any kind and nature whatsoever (including interest and penalties, reasonable expenses of investigation and court costs, reasonable attorneys’ fees and disbursements and the reasonable fees and disbursements of other professionals incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder) (collectively, “Losses”) which may be sustained or suffered by any of them arising out of, resulting from or pertaining to:

(a) any breach of, or inaccuracy contained in, any representation or warranty made by Seller, Target or Management Indemnitor in this Agreement or in any Officer’s Certificate or any other certificate delivered pursuant to this Agreement regardless of whether such breach or inaccuracy was discovered prior to the Closing or during the twelve months thereafter;

(b) any failure of Seller to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof;

(c) any liability of Target for Taxes with respect to any taxable year (or part thereof) ending on or before the Closing Date to the extent not reflected or reserved against in the Closing Balance Sheet; or

(d) any potential Loss arising out of actions or inactions occurring or relating to the period prior to the Closing, provided notice of such Loss is delivered to Seller and the Management Indemnitors within twelve months after the Closing Date.

9.3 Indemnification by Buyer.  Buyer shall indemnify, defend and hold harmless Seller and Seller’s respective officers, directors, employees, consultants, owners, agents and Affiliates, for, against, from and in respect of any and all Losses which may be sustained or suffered by any of them arising out of, resulting from or pertaining to:

(a) any breach of, or any inaccuracy contained in, any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement regardless of when such breach or inaccuracy was discovered; or

(b) any failure of Buyer to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof.

9.4 Materiality.  Notwithstanding that certain representations or covenants set forth in this Agreement are qualified to the effect that they are not breached unless the breach is “material” or affects Buyer or Target in a “material respect” (a “materiality qualifier”), either party shall be entitled to indemnification pursuant to Section 9.2 or 9.3, as the case may be, with respect to any single occurrence of fact or related set of facts which, regardless of any materiality qualifier, would be a breach of a representation or covenant only if the Losses arising from such breach equal or exceed $10,000, in which event the Indemnified Party shall be entitled (subject to the limitations in this Article 9) to full indemnification for such Losses, including the first $10,000 thereof.

9.5 Limitations.

(a) Seller’s Maximum Liability.  Seller’s obligation to indemnify Buyer for any Losses under Section 9.2(a), (b) and (d) shall not exceed, in the aggregate, the principal amount outstanding under the Buyer’s Note at the time Buyer notifies Seller of an indemnifiable Loss.  In addition, the Management Indemnitor’s aggregate obligation to indemnify Buyer for any Losses under Section 9.2(a), (b) and (d) shall not exceed $100,000.

(b) Buyer’s Maximum Liability.  Buyer’s aggregate obligation to indemnify Seller for any Losses under Section 9.3(a) and (b) shall not exceed $100,000.

9.6 Notice and Opportunity to Defend.   Each Person seeking indemnification under this Article 9 (the “Indemnified Party”) shall promptly notify the other party obligated to provide indemnification (the “Indemnifying Party”) of any Claim as to which indemnity may be sought; provided, however, that failure to provide prompt notice relieves the Indemnifying Party of its obligations under this Agreement only to the extent that such failure prejudices the Indemnifying Party hereunder.  The Indemnified Party  has the right to control the defense of such Claim and the Indemnifying Party is entitled to participate in the defense of such claim.  In no event shall an Indemnifying Party be liable for any settlement or compromise effected without its prior consent and the Indemnifying Party, in the defense of any such Claim, shall not, except with the prior consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term a release of the Indemnified Party from all liability in respect to such Claim by the claimant or plaintiff.

9.7 Reimbursement. The Indemnifying Party shall, immediately, upon notice from the Indemnified Party, pay to the Indemnified Party the amount of the Indemnifiable Loss, at the time that the Indemnified Party shall suffer a loss because of a breach of, or inaccuracy contained in, any representation, warranty or covenant by the Indemnifying Party or at the time the amount of any liability on the part of the Indemnifying Party under this Article 9 is determined, which in the case of payment to third Persons shall be the earlier of (i) the date of such payments or (ii) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights) establishing such liability (such loss or amount being hereinafter referred to as the “Indemnifiable Loss”).  Amounts payable to Buyer pursuant to Section 9.2(a) and (b) shall be paid first by reducing the principal amount of the Buyer’s Note effective as of the Closing, and, after the principal amount outstanding under Buyer’s Note has been reduced to zero, Buyer may seek indemnification payments form the Management Indemnitors.  If such amount is not paid immediately following receipt by the Indemnifying Party of the notice described in Section 9.6 above, the Indemnified Party may, at its option, take legal action against the Indemnifying Party for reimbursement in the amount of its Indemnifiable Loss.  For purposes hereof, the Indemnifiable Loss shall include the amounts so paid, or determined to be owing, by the Indemnified Party together with costs and reasonable attorneys’ fees and interest on the foregoing items at the annual rate of five percent (5%) from the date of notice that the Indemnifiable Loss is due from the Indemnifying Party to the Indemnified Party as provided above, until the Indemnifiable Loss shall be paid.  If such Indemnified Party does not prevail in its enforcement action hereunder, it shall reimburse the Indemnifying Party’s costs in such action.

In addition to its other obligations under this Section 9.7, the Indemnifying Party agrees to, as an interim measure during the pendency of any Claim for which indemnification may be required pursuant to this Article 9, reimburse the Indemnified Party on a monthly basis for all legal fees or other out-of-pocket expenses incurred in connection with investigating or defending any such Claim, notwithstanding the absence of a determination by any arbitrator or court as to the propriety and enforceability of the Indemnifying Party’s obligation to indemnify the Indemnifying Party for such expenses and the possibility that such payments might later be held to have been improper by a court of competent jurisdiction.  To the extent that any such interim reimbursement payment is so held to have been improper, the Indemnified Party shall promptly return it to the Indemnifying Party, together with interest at the annual rate of five percent (5%).  Any such interim reimbursement payments which are not made to the Indemnified Party within thirty (30) days of a request for reimbursement shall bear interest at the rate of five percent (5%) per annum from the date of such request.

9.8 Adjustments to Indemnification Payments.

(a) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment by the Indemnifying Party, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any Claim, recovery, settlement or payment by or against any third Person, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the rate of ten percent (5%) per annum), will promptly be repaid by the Indemnified Party to the Indemnifying Party.  Upon making any indemnity payment the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnified Party against any third Person that is not an Affiliate of the Indemnified Party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party will then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnified Party recovers full payment of its Indemnifiable Loss, any and all Claims of the Indemnifying Party against any such third Person on account of said indemnity payment will be subrogated and subordinated in right of payment to the rights of the Indemnified Party against such third Person.  Without limiting the generality or effect of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.  The Indemnified Party shall use its reasonable efforts to make insurance Claims relating to any Claim for which it is seeking indemnification pursuant to this Article 9; provided that the Indemnified Party shall not be obligated to make such an insurance Claim if the Indemnified Party in its reasonable judgment believes that the cost of pursuing such an insurance Claim together with any corresponding increase in insurance premiums or other chargebacks to the Indemnified Party would exceed the value of the insurance Claim relating to any Claim for which the Indemnified Party is seeking indemnification.

(b) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment by the Indemnifying Party, is either reduced by any Tax benefits or increased by any Taxes attributable to the receipt of such indemnity payment by the Indemnified Party, then the amount of such reduction  or increase shall be promptly repaid by the Indemnified Party to the Indemnifying Party (in case of a reduction) or by the Indemnifying Party to the Indemnified Party (in case of an increase), but only to the extent that such Tax benefits are actually realized by the Indemnified Party.

(c) If an Indemnified Loss relates to Taxes resulting from the inclusion of income or disallowance of deductions in a period ending prior to or on the Closing Date and all or a portion of such income or deduction is excluded or allowed, respectively, in another period ending prior to or on the Closing Date, the amount of the Indemnified Loss shall be limited to the net Tax increase for such periods and the net amount of interest and penalties incurred with respect thereto.

9.9 No Other Representations, Etc.; Rescission.   Except as set forth in this Agreement, neither party makes any representation, warranty, covenant or agreement with respect to the matters contained herein.  Notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement of any party contained herein shall give rise to any right on the part of any other party, after the consummation of the purchase and sale of the Shares contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

9.10 Sole and Exclusive Remedy.   The indemnification provided under this Article 9 shall constitute the sole and exclusive remedy of Buyer and Seller subsequent to the Closing for any Losses sustained by Buyer or Seller as a result of any breach of this Agreement other than losses or liabilities based upon fraud or fraudulent misrepresentation.

9.11 Survival of Indemnification Obligations.   The indemnification and other obligations of Seller and Buyer under Section 9.2(a) and (b) and 9.3(a) and (b), respectively, shall survive for the same period of time set forth in Section 9.1, and shall terminate with the expiration of such survival period.  Claims or demands asserted prior to the expiration of such period shall survive until final resolution thereof.

ARTICLE 10

GENERAL

10.1 Notices.   All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier, or if mailed, when mailed by United States first-class, certified or registered mail, postage prepaid, to the other party at the following addresses or by telecopy, receipt confirmed (or at such other address as shall be given in writing by any party to the other):

If to Buyer, to:

WESTERN PRINCIPAL PARTNERS LLC
350 South Grand Ave Suite 2250
Los Angeles, CA 90071
Attention:  Mr. Michael Turcich
Fax: (213) 680-3535

With a copy to:

            International Lawyers PC
            350 South Grand Ave Suite 1520
            Los Angeles, CA 90071
            Attention: Sudeok Jang, Esq.
            Fax: (415) 651-9524

If to Seller, to:

                        Internet Media Services, Inc.
                        1507 7th Street #425,
                        Santa Monica, CA 90401
                        Attention:  Mr. Raymond Meyers
                        Fax: (800) 467-1496

           With a copy to:

           Law Offices of Gary A. Agron
           5445 DTC Parkway #521
           Englewood, CO 80111
           Attention: Gary Agron, Esq.
           Fax:  (303) 770-7257

If to Target, to:

        Legal Store.com, Inc.
                        1507 7th Street #425,
                        Santa Monica, CA 90401
                        Attention:  Mr. Michael Turcich
Fax: (585) 546-7906

If to a Management Indemnitor, to

                        Mr. Raymond Meyers
                        1507 7th Street #425,
                        Santa Monica, CA 90401
                        Fax: (800) 467-1496

10.2 Successors and Assigns.   This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto, except that Buyer is entitled to assign all or part of its rights and obligations under this Agreement to an Affiliate of Buyer, provided, however, that Buyer shall remain fully responsible for the performance of its obligations hereunder.

10.3 Construction.   The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” and its derivatives shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.  All references herein to Articles, Sections (other than Sections of the Code or any other statute) and subsections shall be deemed to be references to Articles, Sections and subsections of this Agreement unless the context shall otherwise require.

10.4 Governing Law.   With respect to corporate governance matters concerning a corporation of any jurisdiction, this Agreement shall be governed by and construed in accordance with the laws of such jurisdiction.  With respect to all other matters, this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions thereof.

10.5 Headings.   The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

10.6 Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

10.7 Further Assurances.   Both before and after Closing hereunder, each party shall cooperate and take such action as may be reasonably requested by another party in order to more fully carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

10.8 Course of Dealing.   No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies.  The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of an subsequent breach hereunder.  No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.9 Severability.   This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible.

10.10 Entire Agreement.   This Agreement and the Schedules, Exhibits and Certificates hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions, and undertakings between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, inducements, or conditions, express or implied, oral or written.  This Agreement may not be amended except by an instrument in writing signed by the party sought to be charged with effect of such amendment.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

WESTERN PRINCIPAL PARTNERS LLC

By:
Name:	Michael Turcich
Title:	Manager

INTERNET MEDIA SERVICES, INC.

By:	/s/
Name:	Raymond Meyers
Title:	President

Exhibit A

DEFINITIONS

“Affiliate” means, when used with respect to any Person, (a) if such Person is a corporation, any officer or director thereof and any Person which is, directly or indirectly, beneficial owner (by itself or as part of any group) of more than fifty percent (50%) of any class of any voting security thereof, (b) if such Person is an LLC, any officer or manager thereof and any Person which is, directly or indirectly, beneficial owner (by itself or as part of any group) of more than fifty percent (50%) of any class of any voting interest therein, (c) if such Person is a partnership, any general partner thereof and any Person which is, directly or indirectly, beneficial owner (by itself or as part of any group) of more than fifty percent (50%) of any limited partnership interest thereof, and (d) any other Person which directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such Person.  For purposes of this definition:  (i) any “beneficial owner” that is a partnership shall be deemed to include any general or limited partner thereof, any “beneficial owner” that is an LLC shall be deemed to include any Person controlling, controlled by or under common control with such beneficial owner, or any officer, manager or member of such beneficial owner or of any LLC occupying any such control relationship, and any “beneficial owner” that is a corporation shall be deemed to include any Person controlling, controlled by or under common control with such beneficial owner, or any officer or director of such beneficial owner or of any corporation occupying any such control relationship; (ii) “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise; and (iii) all employees, stockholders, consultants and agents of Buyer and any direct or indirect stockholder of Buyer shall be considered an Affiliate of Buyer.

“Beneficiary” means the Person(s) designated by an employee, former employee, by operation of law or otherwise, as the party entitled to compensation, benefits, damages, insurance coverages, indemnification, or any other goods or services under any Benefit Plan.

“Benefit Plans” means any ”employee benefit plan,” as defined in Section 3(3) of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA) and all other contracts, programs or arrangements to provide any benefits, including supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, employment, severance, salary continuation, termination, change-of-control, vacation, educational assistance, scholarships, moving expenses, holiday and any other fringe benefit plan, program, contract or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated).

“best knowledge of Seller and similar phrases means the knowledge, after due inquiry, of the managers, directors, officers, executive management personnel and beneficial owners of the Seller, which are listed on Schedule 1.

“Books and Records”  means and includes the original and all copies of reports, books, manuals, financial statements, or reports, price books, confirmations, telegrams, receipts, inventory books, contracts, printed matters, computer printouts, teletypes, invoices, transcripts, analyses, Returns, minutes, accounts, estimates, projections, comparisons, press releases, reviews, opinions, studies and investigations, graphic representations of any kind (including photographs, charts, graphs, videotape and motion pictures, electronic and mechanical records, tapes, cassettes, discs, and recordings, whether preserved in writing, phone record, film, tape, videotape, or computer record).

“Bylaws” means the bylaws of any corporation organized under the laws of any State of the United States of America and any equivalent document of any corporation or entity organized under the laws of another jurisdiction, as amended or restated through the date hereof or the Closing Date, as the case may be.

“Charter” means the Certificate of Incorporation or Formation, Articles of Incorporation or Organization or other organizational document of a corporation or an LLC organized under the laws of any State of the United States of America and any equivalent document of a corporation, LLC or other similar entity organized under the laws of another jurisdiction, as amended or restated through the date hereof or the Closing Date, as the case may be.

“Claim” means an action, suit, proceeding, hearing, investigation, litigation, charge, complaint, claim or demand.

“Code” means the Internal Revenue Code of 1986 and valid interpretations thereof, as reflected in Treasury regulations, published IRS rulings and court decisions.

“Disclosure Schedules” means the Schedules delivered by Seller to Buyer or by Buyer to Seller, as the case may be, in connection with the transactions contemplated hereby.

“Environmental Laws” means all federal, state or local laws, including common law, ordinances, requirements, rules, regulations, licenses, permits, orders, injunctions, judgments, or decrees relating to or addressing the environment, land use, or health and safety for the benefit and protection of the general public but excluding Worker Health and Safety Laws, which shall include the use, handling or disposal of any contaminant, subsidence, water drainage, treatment, impoundment, nuisances and zoning.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means (i) any corporation included with Target in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with Target within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which Target is a member within the meaning of Section 414(m) of the Code; or (iv) any other Person treated as an affiliate of Target under Section 414(o) of the Code.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means all agencies, instrumentalities, departments, commissions, courts, tribunals, or boards of any government, whether foreign, federal, state, or local.

“Hazardous Substances” means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any hazardous or toxic constituent thereof and includes any substance defined in or regulated under Environmental Laws.

“IRS” means the Internal Revenue Service and any similar or successor agency of the federal government of the United States of America administering the Code.

“Lien” means, with respect to any asset or right, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, restriction, adverse claim or right whatsoever, title defect or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against assignor), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction and any agreement to give or make any of the foregoing except with respect to securities, restrictions on transferability imposed by federal and state securities laws.

“LLC” means limited liability company.

“Material” and “Materially” and derivatives thereof, whether capitalized or not, when used to qualify a representation, warranty, or covenant contained in this Agreement means, unless otherwise defined, or unless the context requires otherwise, either (i) that there is a reasonable probability, under all the circumstances and in view of the total mix of information available, that a reasonable person in the position of the party relying thereon would attach importance in deciding whether to enter into and consummate this Agreement in accordance with the specific terms contained herein; or (ii) that the magnitude of any inaccuracy in, or noncompliance with, the representation, warranty or covenant at issue is substantial enough to result in monetary liability or cost exceeding $25,000 to the party to this Agreement for whose benefit the representation, warranty or covenant is made.

“Material Adverse Effect” means an occurrence or event which has or is reasonably likely to have a material adverse impact or effect on the business, operations, financial conditions or prospects of Target.

“Net Book Value” means the actual value of the current assets (cash plus accounts receivables) of Target minus the actual value of the current liabilities (accounts payable, accured expenses and sales/corporate taxes) of Target as stated in the balance sheet of Target at such date.

“Permitted Encumbrances” means (i) liens for current ad valorem taxes not yet delinquent and other inchoate statutory liens for charges not yet due and payable, and (ii) private, public and utility easements, rights of way and roads and highways, if any, which do not individually or in the aggregate materially interfere with the conduct of Target’s business as presently conducted.

“Person” means any natural person, corporation, business trust, trust, estate, partnership, limited partnership, LLC, limited liability partnership, association, joint venture or other entity.

“Purchase Documents” means this Agreement and any other certificate, document, instrument, stock power or agreement executed in connection herewith.

“Related Party” means either of Seller, any of the members, managers, officers or directors of either Seller or any Affiliate of either Seller or any of their respective members, managers, officers or directors, or any Person in which either Seller has any direct or material indirect interest; provided, however, that no Target Company shall be considered a Related Party.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any contaminant through or in the air, soil, surface water, groundwater or real property.

“Returns” means all reports, estimates, declarations of estimated tax, information statements, forms, and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Taxes” or “Tax” means all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which Target is required to pay, withhold or collect.

“Worker Health and Safety Laws” means all federal, state or local laws, including ordinances, requirements, rules, regulations, licenses, permits, orders, injunctions, judgments or decrees relating to or addressing workplace or worker safety and health.

Exhibit B

CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

THIS CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT is made and entered into this 6th day of March, 2013 by and between INTERNET MEDIA SERVICES, INC., a Delaware Corporation, LEGALSTORE.COM., a Delaware Corporation, located at 1507 7th St., #425, Santa Monica, CA 90401, and Raymond Meyers, an individual located at 1507 7th St., #425, Santa Monica, CA 90401, on one hand, and WESTERN PRINCIPAL PARTNERS LLC, a California Limited Liability Company, located at 350 South Grand Avenue Suite 2250, Los Angeles, CA on the other.

WHEREAS, the parties are entering into discussions and negotiations that may lead to the sale and purchase of corporate shares and business interest of the parties for mutual benefits;

WHEREAS, in connection with such discussions and negotiations, the parties anticipate that certain confidential and proprietary information concerning their respective business may be disclosed or exchanged; and

WHEREAS, as an inducement for the disclosure of such confidential and proprietary information, the parties have agreed to maintain the confidentiality of, and protect the proprietary nature of, the information being disclosed or exchanged;

       NOW THEREFORE, in consideration of the foregoing, of the mutual promises and covenants herein contained, and of other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           The parties agree to treat as confidential and not disclose to any third party without the prior written consent of all other parties hereto the fact that the parties are engaged in discussions that may develop into a business relationship and/or transaction.

2.           The parties further agree, for themselves and for their officers, employees, representatives and agents (collectively referred to herein as “Agents”), to maintain the confidential and proprietary nature of the information being disclosed or exchanged, that is of a confidential or proprietary nature, including, but not limited to, information regarding trade secrets, operations, business opportunities and future developments, financial condition, plans, specifications, design and operation, suppliers, cost saving techniques, niche markets, sales and marketing programs, customers, employees, and other such information relating to the parties’ respective businesses (“Confidential Information”).  Such Confidential Information may also include information developed by a non-party which a party may disclose so long as the confidentiality of such information is maintained.

3.           The parties shall use all precautions reasonably necessary to prevent the disclosure of the Confidential Information, including, but not limited to:

A.           Confidential Information provided in a tangible form shall be marked in a manner to indicate that it is considered confidential and/or proprietary.  If the Confidential Information is provided orally, the disclosing party shall clearly identify it as being confidential and/or proprietary at the time of disclosure.

       B.           The Confidential Information shall only be disclosed to the parties’ respective Agents on a “need to know” basis;

       C.           The Agents shall have the same obligations of confidentiality as the parties; and

       D.           The Confidential Information shall be protected in the same manner as the receiving party protects its own proprietary and Confidential Information.

4.           Notwithstanding the foregoing, the parties agree that the Confidential Information shall not be deemed to include information which:

A.           was previously known by the receiving party;
B.           is in or falls into the public domain through no wrongful act of the receiving party;
C.           is rightfully received from a third-party without restriction; or
D.           is independently developed by the receiving party or any of its divisions, subsidiaries or affiliates.

5.           The parties acknowledge that this Agreement shall not be construed as (I) granting or conferring any rights, by license or otherwise, in any Confidential Information disclosed, or (ii) evidencing the intent of either party to purchase or sell products or services of the other.

6.           The parties and their respective Agents shall use the Confidential Information solely for the purpose set forth herein and shall not any time, whether during discussions or for a period of three (3) years following the termination of such discussions, regardless of whether the discussions result in a business relationship, without the prior written consent of the disclosing party, directly or indirectly, disseminate, divulge, disclose to any person or entity, or copy, for any purpose whatsoever, or use for any purpose not covered by the Agreement, any of the Confidential Information which has been obtained by or disclosed to it.

7.           Upon receipt of a written request from the disclosing party, the receiving party or parties shall promptly return all written or documentary Confidential Information to the disclosing party.

8.           In the event of a breach or threatened breach by any party or its Agents of any of the provisions of this Agreement, the party damaged or injured by such breach or threatened breach, in addition to and not in limitation of any other rights to remedies, is entitled to a permanent injunction in order to prevent or to restrain any further breach.

9.           This Agreement shall be binding upon the parties hereto and their respective Agents, successors and assigns, and inure to the benefit of the parties and their respective successors and assigns.

10.           The provisions of this Agreement shall be deemed severed, and the validity or enforcement of any one or more of the provisions hereof shall not affect the validity and enforcement of the other provisions hereof.

11.           The parties warrant to each other that they each have full power and authority to execute this Agreement for and on behalf of themselves and/or their respective companies.

12.           Any notice required to be given hereunder shall be sufficient if in writing, and sent by certified mail, return receipt requested, first-class postage prepaid to the other party or parties at their respective addresses as set forth above.

13.           This Agreement contains the entire agreement and understanding of the parties with respect to the covenant against disclosure of the Confidential Information and no representation, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect.  No amendment or modification hereof shall be valid or binding unless the same is in writing and signed by the party against who enforcement is sought.

14.           This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties have fully executed this Agreement as of the day and year first above written.

INTERNET MEDIA SERVICES, INC.	WESTERN PRINCIPAL PARTNERS LLC
LEGALSTORE.COM
RAYMOND MEYERS

Authorized Representative	Company Officer

Print Name	Print Name

Title Date	Title Date

Exhibit C

NON-COMPETE AGREEMENT

This NON-COMPETITION AGREEMENT, dated as of March 7, 2013 (this “Agreement”), by and between Western Principal Partners, a California Limited Liability corporation (“Buyer”), and Internet Media Services, Inc., a Delaware corporation (“Seller”) and Raymond Meyers, an individual located at 1507 7th Street, #425 Santa Monica, CA 90401 (“Indemnitor” or “Stockholder”).  All capitalized terms used in this Agreement, and not otherwise defined, shall have the respective meanings set forth in Exhibit A of the Stock Purchase Agreement, being executed among the parties hereto.

WITNESSETH

WHEREAS, Internet Media Services, Inc. (“Seller”) desires to sell to Buyer, and Buyer desires to purchase from Seller, all the Shares issued and outstanding of LegalStore.com, an ecomerce distribution company of legal related supplies (the “Business”), upon the terms and subject to the conditions of the Stock Purchase Agreement;

WHEREAS, on the Closing Date, Buyer will pay to Seller, on the terms and subject to the conditions set forth in the Stock Purchase Agreement, the consideration in the amount set forth in Sections 1.2, 1.5 and 1.6 of the Stock Purchase Agreement in exchange for, among other things, (i) the Purchased Stock, (ii) Seller’s and Stockholder’s agreements and obligations under the Stock Purchase Agreement and (iii) Seller and Stockholder entering into this Agreement;

WHEREAS, Buyer may suffer damages, including the loss of profits, if (i) Stockholder engaged in any activity that is competitive with the Business or solicited the termination of the Business’s relationships with its suppliers, customers or employees or (ii) Stockholder does not treat and hold as confidential all Intellectual Property Rights and other information related to the Business;

WHEREAS, the execution by Seller and Stockholder of this Agreement is a condition precedent to the consummation by Buyer of the transactions contemplated by the Stock Purchase Agreement;

WHEREAS, it is the interest of Seller and Stockholder that the transactions contemplated by the Stock Purchase Agreement be consummated; and

WHEREAS, this Agreement has been reached in good faith in arms-length negotiations;

NOW, THEREFORE, in consideration of the foregoing, the execution of the Purchase Documents, the substantial and material financial performance of Buyer pursuant to the Purchase Documents without triggering a continuing, uncured financial default and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller and Stockholder hereby agree as follows:

ARTICLE 1

NON-COMPETITION

1.1 Non-Competition.   Seller and Stockholder hereby covenants and agrees that for a period of three (3) years after the Closing (the “Restricted Period”), Seller and Stockholder shall not in any way engage, directly or indirectly, in any business anywhere in the world in an activity competitive with the Business, without the prior written consent of Buyer, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, director, employee, partner, stockholder, independent contractor, principal, consultant or otherwise, on his own behalf or for the benefit of any Person that competes with the Business, Buyer, any of Buyer’s Affiliates or Seller in manufacturing, producing, supplying, marketing or distributing products or services of the kind manufactured, produced, supplied, marketed and distributed to the kinds of customers of the Business, Buyer, or any of Buyer’s Affiliates or Seller as of the Closing Date; provided, however, that, for the purposes of this Section 1.1, ownership of securities having no more than 1% percent of the outstanding voting power of any competitor which are listed on any national securities exchange shall not be deemed to be in violation of this Section 1.1 as long as the Stockholder owning such securities has no other connection or relationship with such competitor.

1.2 Non-Solicitation of Customers.  Seller and Stockholder hereby covenants and agrees that, during the Restricted Period, Seller and Stockholder shall not in any way, directly or indirectly, on his own behalf, or for the benefit of any other Person, for any reason, accept business for the products or services of the kind manufactured, marketed, produced or supplied with respect to the Business from, or interfere in any manner with Buyer’s business relationship with, any present or former customer of the Business.  Without limiting the generality of the foregoing, Seller and Stockholder shall not solicit or induce, or attempt to solicit or induce, business for the products or services of the kind manufactured, marketed, produced or supplied with respect to the Business as of Closing Date (directly or indirectly through any Person) from any present or former customer of the Business as of the Closing Date.

1.3 Non-Interference with the Business.  Seller and Stockholder hereby covenants and agrees that, during the Restricted Period, Seller and Stockholder shall not in any way, directly or indirectly, solicit, induce or influence, or otherwise assist any other Person in soliciting, inducing or influencing any supplier, lender, lessor or any other Person who has a business relationship with Buyer or any of its Affiliates to either refrain from entering into, or to discontinue or reduce the extent of, any relationship with Buyer or any of its Affiliates.

1.4 Non-Solicitation of Employees.  Seller and Stockholder hereby covenants and agrees that, during the Restricted Period, Seller and Stockholder shall not in any way, directly or indirectly, interfere with, entice, induce, assist, encourage, influence or recruit  or attempt to interfere with, entice, induce, assist, encourage, influence or recruit any Acquired Employees to leave the employ of Buyer or, as the case may be, any of its Affiliates or violate the terms of their contracts, or any employment arrangements, with Buyer or, as the case may be, any of its Affiliates.

1.5 Extension of Restricted Period. The Restricted Period shall be extended by the length of any period during which Seller and Stockholder is in breach of the terms of this ARTICLE 1.  For the avoidance of doubt, the parties hereby agree that during Stockholder’s assistance with the transition of the operation of LegalStore.com with Buyer any activities engaged in by Stockholder within the scope of his assistance and thereby, in furtherance of his assistance duties and responsibilities, shall not constitute or be deemed a breach of this Agreement.

ARTICLE 2

CONFIDENTIALITY

(a) Seller and Stockholder agrees to:  (i) treat and hold as confidential (and not disclose or provide access to any Person to) all Intellectual Property Rights, and information relating to product development, customers, suppliers, pricing and marketing plans, policies and strategies, employees, consultants, operations and all other confidential or proprietary information with respect to the Business (“Confidential Information”), except as may be required by applicable law, in which event Seller and Stockholder agrees to furnish only that portion of such confidential information which Seller and Stockholder reasonably believes is legally required to be provided and exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such information, and (ii) in the event that Seller and Stockholder, any of its Affiliates or any such agent, representative, employee, officer or director becomes legally compelled to disclose any such information, provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy (in which event, Seller and Stockholder will cooperate with such efforts to the extent commercially reasonable).

(b) Except as required to be retained under applicable law, Seller and Stockholder agrees to furnish promptly following the Closing to Buyer any and all copies (in whatever form or medium) of all Confidential Information then in the possession of Seller and Stockholder or any of its Affiliates and its and their respective employees, officers and directors and to destroy any and all additional Confidential Information included in any analyses, compilations, studies or other documents prepared by or on behalf of Seller and Stockholder, in whole or in part, on the basis thereof except for that Confidential Information used by the Seller and Stockholder in the consummation and enforcement of the transactions contemplated by the Stock Purchase Agreement.

(c) This ARTICLE 2 shall not apply to, and the term “Confidential Information” shall not include, any information that is independently developed by Seller and Stockholder after the Closing, is or becomes publicly available through no fault of Seller and Stockholder, or is obtained by Seller and Stockholder after the Closing from a third party not known by Seller and Stockholder to be under any obligation not to disclose such information and which the receiving party has no reason to believe is not otherwise publicly available provided, however, that once Seller and Stockholder is advised that information obtained under such circumstance is indeed confidential hereunder, this ARTICLE 2 shall thereafter apply to such information.

ARTICLE 3

MISCELLANEOUS

3.1 Reasonableness.  Seller and Stockholder acknowledges that the covenants set forth in ARTICLE 1 and ARTICLE 2 are an essential element of this Agreement, the Stock Purchase Agreement and the transactions contemplated hereby and thereby and that, but for this Agreement, Buyer would not have entered into the transactions contemplated by the Stock Purchase Agreement. Seller and Stockholder further acknowledges that the covenants set forth in ARTICLE 1 and ARTICLE 2 constitute independent covenants and shall not be affected by performance or nonperformance of any other provision of this Agreement or any non-financial term in the Stock Purchase Agreement by Buyer.  In the event of a material breach or default of any of Buyer’s financial obligations under the Stock Purchase Agreement, Seller and Stockholder shall give prior written notice to Buyer setting out the details of any such breach or default and Buyer, in order to avoid termination of this Agreement by Seller and Stockholder, shall within thirty (30) days from and after delivery of said written notice either (i) cure said default or (ii) present reasonable assurance and evidence, in the form of a firm plan and/or firm commitment to cure said breach or default within a reasonable time period and such breach or default is in fact cured within such time period. Seller and Stockholder has independently consulted with his counsel and after such consultation agrees that the covenants set forth in ARTICLE 1 and ARTICLE 2 are reasonable and proper.

3.2 Remedies; Specific Performance.  Seller and Stockholder hereby acknowledges that a breach of any of its obligations under this Agreement may result in irreparable damage to Buyer, and, without limiting other remedies which may exist for a breach of the specific provisions relating to such obligations Seller and Stockholder agrees that the applicable provisions relating to such obligations may be enforced by temporary restraining order, temporary injunction, and permanent injunction restraining violation hereof to the extent permitted by law, pending or following trial on the merits.

3.3 Successors and Assigns.  All covenants and agreements set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors and assigns of such party, whether or not so expressed, except that (a) Seller and Stockholder may not assign or transfer any of his rights or obligations under this Agreement without the prior consent in writing of Buyer and (b) Buyer shall be entitled to assign all or part of its rights and obligations under this Agreement to one or more wholly-owned Affiliates of Buyer.

3.4 Notices.  All notices, requests, demands, consents and communications necessary or required under this Agreement shall be made in the manner specified, or, if not specified, shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by telecopy (receipt confirmed) to:

If to Buyer:

Western Principal Partners
350 South Grand Ave
Suite 2250
Los Angeles, CA 90071
Attention:  Mr. Michael Turcich
Fax:  (213) 680-3535

With copies to:

International Lawyers PC
350 South Grand Ave suite 2250
Los Angeles, CA 90071
Attention Sudeok Jang, Esq.
Fax: 415 651-9524

If to [Stockholder]:

Mr. Raymond Meyers
1507 7th Street #425
Santa Monica, CA 90401
Fax: (8000 467-1496

If to Seller:

Internet Media Services, Inc.
1507 7th Street #425
Santa Monica, CA 90401
Attention: Mr. Raymond Meyers
Fax: (8000 467-1496

With copies to:

Law Offices of Gary A. Agron
5445 DTC Parkway #521
Englewood, CA 80111
Attention: Gary Agron, Esq.
Fax: (303) 770-7257

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent two (2) days following the date on which mailed, or on the date on which delivered by hand, by nationally recognized overnight delivery service or by facsimile transmission (receipt confirmed), as the case may be, and addressed as aforesaid.

3.5 Governing Law.  This Agreement shall be governed by and be construed in accordance with the laws of the State of California.

3.6 Modification.  No change or modification of this Agreement shall be of any force unless such change or modification is in writing and has been signed by all parties to this Agreement.

3.7 Waivers.  No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is in writing and signed by the Person against whom such waiver is claimed.  No waiver of any breach shall be deemed to be a waiver of any other or subsequent breach.

3.8 Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that each of parties’ rights and privileges shall be enforceable to the fullest extent permitted by law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In addition, if any provision of this Agreement shall be adjudged to be excessively broad as to duration, geographical scope, activity or subject, the parties hereto intend that such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable law and that such provision shall thereafter be enforced to the fullest extent possible.  Notwithstanding the foregoing, if any provision is so held to be invalid, illegal or unenforceable and if the result of the severance of such provision is that the relative economic benefits originally intended by the parties hereto would be materially affected, then the parties hereto agree to amend this Agreement in order to reflect, restore and reinstate, to the greatest extent possible, the relative economic benefits originally intended among the parties hereto.

3.9 Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

BUYER:

WESTERN PRINCIPAL PARTNERS LLC

By:  _____________________________
Name: Michael Turcich, Managing Member

STOCKHOLDER:

By: __________________________

Raymond Meyers, Individual

 SELLER:

INTERNET MEDIA SERVICES

                       __________________________
 Raymond Meyers, President